UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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GENESCO INC.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

MARJORIE L. BOWEN

MARGENETT MOORE-ROBERTS

DAWN H. ROBERTSON

HOBART P. SICHEL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Genesco Inc., a Tennessee corporation (the “Company”).

Item 1: On July 8, 2021, Legion issued the following press release:

Glass Lewis Recommends Genesco Shareholders Vote For Boardroom Change on Legion Partners’ WHITE Proxy Card

Leading Independent Proxy Advisory Firm Concludes Change is Warranted and Supports the Addition of Highly-Qualified, Independent Director Candidates to Genesco’s Board

Glass Lewis Endorses Nominees Dawn H. Robertson and Hobart P. Sichel, Who Have Significant Retail Sector Operations and Turnaround Experience

Glass Lewis Scrutinizes Long-Tenured Directors – Including Matthew C. Diamond – While Highlighting That, “Genesco's Performance and Returns Have Been Profoundly Substandard by Almost Any Benchmark Over Almost Any Period”

Legion Partners Urges Fellow Shareholders to Vote on the WHITE Proxy Card to Elect its Full Slate, Which Possesses the Expertise, Impartiality and Vision Lacking in Genesco’s Boardroom

LOS ANGELES--(BUSINESS WIRE)--Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 5.9% of the outstanding common shares of Genesco, Inc. (NYSE: GCO) (“Genesco” or the “Company”), today announced that leading independent proxy advisory firm, Glass, Lewis & Co., LLC (“Glass Lewis”), has recommended the Company’s shareholders vote for boardroom change on the WHITE proxy card. In particular, Glass Lewis has endorsed nominees Dawn H. Robertson and Hobart P. Sichel for election to Genesco’s Board of Directors (the “Board”) at the upcoming Annual Meeting of Shareholders (the “Annual Meeting”) on July 20, 2021. Learn about how to vote on Legion Partners’ WHITE proxy card by visiting www.GCOForward.com.

Chris Kiper and Ted White, Legion Partners’ Managing Directors, commented:

“Legion Partners is pleased that Glass Lewis is acknowledging Genesco’s many years of underperformance and recommending the Company’s shareholders vote for sorely-needed boardroom change on the WHITE proxy card. We agree with Glass Lewis’ critique of Genesco’s long-tenured directors, including 20-year director Matthew C. Diamond. We also agree with the manner in which Glass Lewis has critiqued Genesco’s poor corporate governance, underwhelming financial results and weak valuation. By recommending that shareholders vote to elect Ms. Robertson and Mr. Sichel, Glass Lewis is endorsing two proven retail experts with significant experience turning around struggling retailers. We believe shareholders should go a step further to protect their investment by electing all four members of the Legion Partners’ slate.”

In making its recommendation that shareholders vote on the WHITE proxy card, Glass Lewis noted Genesco’s concerning governance, while affirming Legion Partners’ case for change: 1

•	“Genesco's defense of its longest serving directors quickly falters under the weight of the Company's dour metrics. With this view in mind, we believe there is ample cause for Genesco to support an incremental degree of board change at this time.”

•	“We consider the timing of [the recent new director] appointments and the contemporaneous departures of Mr. Dickens and Ms. Mason seems to suggest the sitting board may have felt pressured to pursue an accelerated and reactive refresh to blunt Legion's case [...] we do not consider the process giving rise to the noted appointments reflects favorably on Genesco.”

•	“We note there exists considerable friction in relation to the continued service of Matthew Diamond, whose 20-year tenure more than doubles the next longest serving member of the remaining Genesco board. Despite this objectively lengthy term and related optics surrounding his effective independence, we note the remaining Genesco directors nevertheless tabbed Mr. Diamond to both serve as the board's lead independent director and chair the nominating and governance committee [...] it is both noteworthy and disconcerting that the board saw no glaring issue with vesting critical and notionally independent oversight responsibilities in a two-decade director.”

•	“[…] Genesco's relative returns during Mr. Diamond's tenure have been profoundly poor, suggesting that the fundamental preservation and expansion of shareholder value is not a critical input into the deliberative processes giving rise to renominations or key committee appointments. We believe investors should take a very dim view of this framework.”

•	“We further note several of the Dissident's more incremental alternatives appear to speak directly to established weaknesses at the Company, including what seems to be subpar expense management and pervasively sluggish and substandard digital/e-commerce execution.”

•	“We believe [Ms. Robertson’s] experience speaks directly to a number of fundamental operational concerns at Genesco… we note Ms. Robertson has, in certain cases (e.g. Myer Department Stores, Stein Mart), been retained to implement challenging turnaround strategies […]”

•	“Mr. Sichel would add further retail marketing and incremental e-commerce experience well tailored to Genesco's current deficiencies, and consider his eight-year C-suite tenure at a Fortune 500 company adequately offsets his lack of prior board service. We would further highlight that between its IPO in October 2013 and the start of August 2019, Burlington generated TSR of 608.2%; over the same period, Genesco generated a dividend adjusted loss of -45.4%.”

1 Permission to quote Glass Lewis neither sought nor obtained; emphasis added.

In its report, Glass Lewis also highlighted Genesco’s serial financial underperformance and weak operational execution by noting:

•	“Genesco's performance and returns have been profoundly substandard by almost any benchmark over almost any period.”

•	“Genesco is a serial underperformer with a fairly weak track record of execution and innovation.”

•	“In essence, we are concerned Genesco is not simply moving the goalpost, but replacing it entirely.”

•	“[...] Genesco has routinely failed to reliably offer investors attractive value over the short-, medium- or long-term, has not realized superior performance in the wake of advertised shifts in strategy or executive composition and has weathered a decidedly dour exogenous event substantially worse than other branded and retail footwear firms […]”

•	“Of note on the revenue side is the fact that Genesco's focus on footwear has failed to drive competitive top-line growth both before and after giving effect to COVID-impacted periods, leaving the Company firmly in the lower third of all peer benchmarks.”

•	“Journey's [e-commerce penetration] remained well off the pace of similarly situated teen retailers. In simple terms, […] a rising e-commerce tide [during COVID] lifted all boats, but nevertheless left Genesco's primary footwear retailing segment substantially below comparable trends.”

•	“Genesco's margins have, in fact, deteriorated over the long term, owing, in no small part, to bloated costs and ineffective management.”

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Please visit www.GCOForward.com to view important materials.

If you have any needs or require assistance as you consider how to vote, please contact Legion Partners’ proxy solicitor Kingsdale Advisors at GCO@kingsdaleadvisors.com.

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About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, California. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and high-net-worth investors. Learn more at www.LegionPartners.com.

Contacts

For Investors:

Kingsdale Advisors

Michael Fein / Lydia Mulyk, 646-651-1640

mfein@kingsdaleadvisors.com / lmulyk@kingsdaleadvisors.com

For Media:

MKA

Greg Marose / Charlotte Kiaie, 646-386-0091

gmarose@mkacomms.com / ckiaie@mkacomms.com

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Item 2: Also on July 8, 2021, Legion uploaded the following materials to https://www.gcoforward.com:

Item 3: Also on July 8, 2021, Legion uploaded the following materials to https://legionpartners.com/articles: